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FORM 4                                                       OMB APPROVAL
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                                                      OMB Number 3235-0287
                                                      Expires: December 31, 2001
                                                      Estimated average burden
                                                      hours per response:....0.5
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] CHECK BOX IF NO
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
 WILLIAMS          TERRY              L.          AIRNET COMMUNICATIONS CORPORATION (ANCC)      Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------       Director         10% Owner
 (Last)          (First)          (Middle)     3. IRS Identification      4. Statement for      ----              ---
 c/o AIRNET COMMUNICATIONS CORPORATION            Number of Reporting        Month/Year           X Officer (give    Other (Specify
 3950 DOW ROAD                                    Person, if an Entity       AUGUST 2002        ----        title ---       below)
---------------------------------------------     (Voluntary)             ------------------                below)
                 (Street)                                                 5. If Amendment,          CHIEF TECHNICAL OFFICER
 MELBOURNE           FL              32934                                   Date of Original --------------------------------------
---------------------------------------------                                (Month/Year)     7. Individual or Joint/Group Filing
  (City)           (State)           (Zip)                                                       (Check applicable line)
                                                                          ------------------      X   Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/     ---------------------------------------                          Indirect       Owner-
                                   Year)    Code    V       Amount   (A) or   Price                          (I)            ship
                                                                     (D)                                     (Instr. 4)     (Instr.
                                                                                                                            4)

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 COMMON STOCK                     08/26/02    M              491      A       $0.066      55,668              D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
          *If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

                                                                                                                              (0ver)
                                                                                                                      SEC1474 (7-96)
                                                                                                                              PAGE 1


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------
                                                                               Date    Expira-            Amount or
                                                  ---------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Employee Stock Option        $0.066       8/26/02    M                  491     (1)    9/14/02    Common                 $0.066
(right to buy)                                                                                    Stock
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Employee Stock Option               0                      D
(right to buy)
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Explanation of Responses:
(1) The option vested in four equal annual installments beginning April 16, 1998.


                                                                          /s/ Terry L. Williams             September 4, 2002
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                                                                          **Signature of Reporting Person    Date
                                                                             Terry L. Williams


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information containe din this form are not required to respond unless the form displays a currently valid OMB Number.


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                                                                                                                SEC1474 (7-96)
